EXHIBIT 99.1

AES Expects Income from Continuing Operations to Be $0.13 Per Share for the First Quarter of 2003;
AES Also Provides Update on Expected Parent Cash Flow and Liquidity

ARLINGTON, Va. — (BUSINESS WIRE) — April 25, 2003 — The AES Corporation (NYSE:AES) announced today that diluted income per share from continuing operations for the quarter ended March 31, 2003 is expected to be $0.13 per share.

Net income is expected to be $0.17 per share which includes $0.04 per share of income from discontinued operations. Revenues for the first quarter of 2003 are expected to be $2.2 billion.

AES also announced that its subsidiary distributions to parent and qualified holding companies(1) for the quarter totaled $180 million. Of this amount, $136 million was distributed to the parent and $44 million was received by qualified holding companies. These subsidiary distributions, when adjusted for certain parent company only cash activities, result in the measure formerly described by the company as parent operating cash flow. Total asset sale proceeds for the quarter were approximately $630 million, which resulted in repayment of approximately $288 million of secured bank debt.

At the end of March, parent and qualified holding company liquidity was $489 million. Of this amount, cash at the parent company for the quarter end was $395 million. AES believes that parent and qualified holding company liquidity is an important measure of liquidity for the company because of the non-recourse nature of most of AES’ indebtedness.

For the full year of 2003, AES continues to expect subsidiary distributions to parent and qualified holding companies to be $1,065 million. Of this amount, $965 million is expected to be received by the parent company and $100 million is expected to be received by qualified holding companies.

AES expects total asset sale proceeds for the full year of 2003 to be approximately $990 million, which represents transactions that are supported by signed agreements and that have been previously announced. AES expects bank loan repayments and repayments of other notes payable of $845 and $130 million, respectively (which includes $463 million resulting from asset sales). These payments are associated with prepayments due to asset sales and operating cash flow at the parent and exclude anticipated repayments resulting from any bond tender or anticipated bond issuance. AES also expects investments in and advances to subsidiaries of $180 million, parent selling, general and administrative expenses and cash payments for taxes of $125 million and cash payments for parent company only interest of $575 million.

This information will be discussed on a conference call to be held on Thursday May 1, 2003, at 8:00 am (Eastern Time). You may access the call via a live webcast which will be available online at http://www.aes.com under the Investor Relations section. This webcast will be available online until Friday, May 9, 2003. Also a telephonic replay of the call will be available from approximately 11:00 am on Thursday, May 1, until 6:00 pm on Friday, May 9 (Eastern Time). Please dial (877) 519 4471. The system will ask for a reservation number, please enter 3837264 followed by the pound key #. International callers should dial (973) 341 3080.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain “forward-looking statements” regarding The AES Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.

(1) See attached schedule for description of qualified holding companies.

THE AES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

Total Subsidiary Distributions & Returns of Capital to Parent

($ in millions)	Q1 2003	YE 2003 (F) (1)
Subsidiary Distributions to Parent	$ 136	$ 965
Subsidiary Distributions to Qualified Holding
Companies	44	100

Subsidiary Distributions	180	1,065
Returns of Capital Distributions to Parent	2	104
Returns of Capital Distributions to Qualified
Holding Companies	0	0

Returns of Capital Distributions	2	104
Combined Distributions & Returns of Capital
Received	182	1,169
Less: Combined Distributions & Returns of
Capital Received by Qualified Holding
Companies	(44)	(100)

Total Subsidiary Distributions & Returns of
Capital to Parent	$ 138	$ 1,069

Liquidity
AES believes that parent company liquidity is an important measure of the liquidity for the company because of the non-recourse nature of most of AES’ indebtedness.

($ in millions)	Q1 2003	YE 2003 (F) (1)
Cash at Parent	$ 395	$ 423
Availability under Revolver	28	39
Cash at Qualified Holding Companies (2)	66	75

Ending Liquidity	$ 489	$ 537

(1) Forecasted financial information is based on certain material assumptions. Such assumptions include, but are not limited to the following:

a.	We assume continued normal levels of operating performance and electricity demand at our distribution companies.

b.	With respect to our assumptions about electricity prices that affect our coal plants in New York, we have assumed an average on-peak price during 2003 of approximately $50 per mega-watt-hour.

c.	We assume operational performance at our contract generation businesses consistent with historical levels and in accordance with the provisions of the relevant contracts.

d.	Our assumptions about asset sales include transactions that are supported by signed agreements and that have been previously announced.

(2) The cash held at qualifying holding companies represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.

Certain statements regarding AES’ (“the Company’s”) business operations may constitute “forward looking statements” as defined by the Securities and Exchange Commission. Such statements are not historical facts, but are predictions about the future, which inherently involve risks and uncertainties, which could cause our actual results to differ from those contained in the forward-looking statement. We urge investors to read our descriptions and discussions of these risks that are contained under the section “Risk Factors” in the Company’s Annual Report/Form 10K for the year ended December 31, 2002.